Exhibit 16.1

April 9, 2026

Securities and Exchange Commission

100 F Street N.E.

Washington, D.C. 20549

Commissioners:

WWC, P.C. (“WWC”) has been furnished with a copy of the disclosures in the Form 8-K for the event that occurred on April 8, 2026 to be filed by WWC’s former client Hudson Acquisition I Corp (the “Company”). WWC does not disagree with the Company’s statements regarding WWC contained in the Form 8-K filing.

WWC has no basis to agree or disagree with any other part of the Form 8-K that pertains to statement not related to WWC.

Very truly yours,

WWC, P.C.

Certified Public Accountants